Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Altamira Therapeutics Ltd

Bermuda

We hereby consent to the incorporation by reference in the Registration Statement of our report dated April 10, 2024, relating to the consolidated financial statements of Altamira Therapeutics Ltd appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO AG

/s/ Christoph Tschumi	/s/ Grégoire Weber
Christoph Tschumi	Grégoire Weber

Zurich
July 8, 2024